Exhibit 99.1
For Immediate Release

Manheim Contact: John Heid john.heid@manheim 678-645-2076	ADESA Contact: Darci Valentine darci.valentine@adesa.com 317-249-4414
ServNet Contact: Cynthia Cates cynthia@servnetauctions.com 916-231-6360	IAASC Contact: Steve Krupa skrupa@mortonaa.com
Manheim, ADESA and the Independent Auto Auctions Announce Industry Progress
Towards a Multiplatform Bidding Solution

Las Vegas – March 6, 2014 – Manheim, Inc., ADESA, Inc. and the independent auctions jointly announced today that they have made significant steps towards the creation of a multiplatform bidding solution that will allow for the simultaneous bidding on vehicles listed on multiple online auction sites. Unlike any other technology solution currently offered in the industry, the proposed multiplatform solution will allow a consigned car to receive bids from multiple online auctions from the moment the car is offered for sale until the time the car receives the winning bid.

Manheim, ADESA and representatives from the independent auto auctions, have formed a multiplatform steering committee to oversee the development of this innovative, industry-wide initiative. Industry representatives also have established a technical committee and they are nearing the final design of the architecture of the multiplatform bidding solution. In addition, the steering committee engaged Auto Auction Services Corp. to build and maintain the hub technology that will be used to facilitate the distribution of the inventory and the synchronization of the bidding activity between the multiple online platforms.

“As industry leaders, we play a key role in advancing the remarketing business and developing solutions that position our customers to better compete,” said Manheim and AutoTrader group president Sandy Schwartz. “Our customers have asked for this, and with multiplatform bidding, we've not only created the type of channel that our customers want, but also one that continues to build a trusted and transparent marketplace.”

At the annual Conference of Auto Remarketing (CAR), Jim Hallett, chief executive officer of KAR Auction Services, Inc., the parent company of ADESA, stated in his key note address, “We believe this product will be better than anything currently offered in our industry today. This is the type of solution our customers have been asking for, because it will provide maximum exposure for their vehicles. It accomplishes what customers are looking for, which is, more eyeballs on cars and more choices for the dealer.”

Charles Nichols, chairman of ServNet, stated, “On behalf of the 31 ServNet Auctions we are very pleased to participate in the multiplatform bidding project.  During the past year our commercial customers have been asking us as an industry to champion multiplatform listing and selling, and we are now on the verge of being able to execute on this technology.  I must say it has been quite an effort by all the major players in the remarketing industry to pull this together and it shows the resilience and commitment we all share to be responsive to our customers.”

Steve Krupa, president of Independent Auto Auction Services Corp., remarked, “As shareholders of AASC, the Independent Auto Auction Services Corp has been actively involved in, and strongly supports, the development of this very important initiative to create competitive bidding across multiple platforms. Our customers have been asking for a multiplatform option and AASC has the experience, technical expertise and the industry trust to help deliver a product that our customers want and deserve.”

Mike Broe, president and chief executive officer of AASC, also at the CAR Conference, commented that, “This multiplatform bidding solution will not only increase the transparency and efficiency of the automobile auction sector, but will also enhance competition to the benefit of customers. AASC is excited to build this industry-changing technology.”

The steering committee believes that the multiplatform bidding solution will be ready to be piloted in the second half of 2014. This open initiative, commenced at the request of wholesale automobile customers, has from the outset and continues to be open to wholesale automobile auction firms.

About Manheim

Manheim is the leading global provider of vehicle remarketing services, connecting buyers and sellers of used vehicles to the largest wholesale used-vehicle marketplace. The company helps dealer and commercial customers achieve results by providing physical and digital auction channels, data analysis, financing, transportation and mobile products and solutions.

Manheim pioneered in-lane vehicle auctions and has been an innovator in both digital and mobile auction platforms. Manheim registers nearly 8 million used vehicles annually, facilitating transactions representing more than $50 billion in value. Manheim’s research and consulting arm, Manheim Consulting, provides industry-leading market intelligence and publishes the widely recognized annual Used Car Market Report. The company offers dealer financing though NextGear Capital, Inc., and transportation services through Ready Auto Transport.

Headquartered in Atlanta, Manheim has more than 20,000 employees in 107 worldwide sites and generates annual revenues of more than $2.5 billion. A subsidiary of Cox Enterprises, Manheim participates in “Go Green with Manheim,” the company’s sustainability program.

About ADESA
ADESA offers a full range of auction, reconditioning, logistical and other vehicle-related services to meet the remarketing needs of both its institutional and dealer customers. The company handles virtually every stage of the used-vehicle lifecycle through its related subsidiaries of PAR North America, RDN, AutoVIN and CarsArrive. Remarketing services include a variety of activities designed to transfer used vehicles between professional sellers and buyers.

ADESA hosts weekly sales at its 65 auction locations across the United States, Canada and Mexico. The company also builds and manages online sale platforms for many major vehicle manufacturers. The company’s online auction venues include ADESA LiveBlock, which simulcasts vehicles worldwide; and ADESA DealerBlock, which offers two ways to buy: bid-now sales events or buy-now pricing 24/7. ADESA is part of the KAR Auction Services family of companies. Visit ADESA.com for details.

About ServNet
The ServNet Auction Group is a network of America's best strategically located independently-owned wholesale auto auctions. Since 1988, ServNet member auctions have been working together to provide a full range of remarketing services to its customers, including the best auctioneers, inspections, reconditioning, transportation assistance and inventory financing. The ServNet Auction Group is managed by TPC Management with headquarters in Franklin, TN.

About IAASC
IAASC is a corporation made up of roughly 60 independent auctions who invested in the initial investment and development of AASC, the owner of the widely used industry platform Auto IMS.  IAASC continues to work with AASC on industry solutions such as MPS and other products that support independent auctions.
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